Exhibit 99

          CAROLINA NATIONAL CORPORATION REPORTS FIRST QUARTER EARNINGS


Columbia, S.C., April 28, 2006 - Carolina National Corporation (NASDAQ: CNCP), holding company for Carolina National Bank and Trust Company, today reported results for the three months ending March 31, 2006.

Total assets were $182 million at March 31, 2006, an increase of $17 million, or 10%, from December 31, 2005. Total assets increased $64 million, or 55%, compared to the same period in 2005. Net loans were $154 million and deposits $151 million at the end of the quarter. Consumer loans were 25% of total loans and 75% were commercial loans. Demand deposits were 18% of deposits, 18% were savings or money market deposits, 37% were certificates of deposit, and 27% were brokered certificates of deposit.

The Company reported its sixth consecutive profitable quarter since it began operations on July 15, 2002. Net income for the first quarter of 2006 was $411 thousand, or $.15 per share, compared to a net income of $42 thousand, or $.03 per share for the same period last year.

Roger Whaley, President and CEO, said, "Our results in 2006 reflect the continued growth of loans, deposits and customer base. We are excited about our prospects for future growth and appreciate the support of our customers and shareholders."

Carolina National Bank operates three full-service banking locations in Richland County, S.C. and has applied for branch approval for a fourth location on Garners Ferry Road, also in Richland County. These banking locations offer a full line of banking products and services including personal and business internet banking. The Bank also operates a loan production office in Lexington County, SC. The Bank's website is www.carolinanationalbank.com. Carolina National Corporation stock is traded on the NASDAQ Capital Market under the symbol CNCP.

CONTACT: Roger B. Whaley, President
           (803) 779-0411

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